EXHIBIT 99.2
UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION
General
     The unaudited pro forma combined financial information has been prepared to give effect to the acquisition of Liquid Blaino Designs, Inc. d/b/a Junkfood Clothing. On August 22, 2005, Delta Apparel, Inc. and its newly-formed, wholly-owned subsidiary, Junkfood Clothing Company (“Junkfood”) entered into an Asset Purchase Agreement with Liquid Blaino Designs, Inc. d/b/a Junkfood Clothing (“Seller”) and the shareholders of Seller, Natalie Grof and Blaine Halvorson, pursuant to which Junkfood purchased substantially all of the assets of Seller and its business of designing, manufacturing, marketing, and selling licensed and branded apparel.
     The aggregate consideration paid to Seller at Closing for substantially all of the assets of Seller consisted of (i) a cash payment of $20 million; and (2) issuance to Seller of a promissory note in the original principal amount of $2,500,000 (the “Note”). The Note bears interest at 9% and has a three-year term. Also, additional amounts are payable to Seller in cash during each of fiscal years 2007, 2008, 2009, and 2010 if financial performance targets are met by Junkfood during the period beginning on August 22, 2005 and ending on July 2, 2006 and during each of the three fiscal years thereafter (ending on June 27, 2009).
     The acquisition of Junkfood Clothing will be accounted for using the purchase method of accounting. The fair value of Junkfood Clothing’s assets and related liabilities are based on preliminary estimates and are subject to change based on the outcome of the final valuation related to inventory, intangible assets, goodwill and other liabilities. Such analysis and determination of allocation of purchase price is expected to be substantially complete by the end of Delta Apparel’s second quarter of its 2006 fiscal year. The final allocation of the acquisition consideration may result in significant differences from the pro forma amounts reflected in the unaudited pro forma combined financial statements.
     The unaudited pro forma combined statement of income for the year ended July 2, 2005 gives effect to the following events as if each had occurred on July 4, 2004. The unaudited pro forma balance sheet gives effect to the following events as if each had occurred on July 2, 2005:
1)	the acquisition of substantially all of the assets of Liquid Blaino Designs, Inc. d/b/a Junkfood Clothing;

2)	borrowings under the amended revolving credit facility, as necessary to consummate the acquisition of Junkfood Clothing.
     The unaudited pro forma financial information includes appropriate adjustments for items related to the transaction. The pro forma adjustments are based on estimates, available information and certain assumptions that management deems appropriate. The unaudited pro forma combined financial statements are based on assumptions that we believe are reasonable under the circumstances and are intended for informational purposes only. They are not necessarily indicative of our future financial position or results of operations or of the financial positions or results of operations that would have actually occurred had the acquisition of Junkfood Clothing taken place as of the dates or for the period presented.

Unaudited Pro Forma Combined Statement of Income
(Amounts in thousands, except per share amounts)

		Junkfood			Pro Forma
	Delta Apparel	Clothing			Combined
	Year Ended	Year Ended	Pro Forma		Year Ended
	July 2, 2005	June 30, 2005	Adjustments		July 2, 2005
Net sales	$228,065	$27,364	$—		$255,429
Cost of goods sold	174,156	15,741	64	(1)	189,961

Gross profit	53,909	11,623	(64)		65,468

Selling, general and administrative expenses	37,881	7,114	(718)	(2)	44,277
Other income	(4,117)	—	—		(4,117)

Operating income	20,145	4,509	244		25,308

Interest expense, net	3,022	284	1,001	(3)	4,307

Income before income taxes	17,123	4,225	(757)		21,001

Income tax expense	5,880	58	1,435	(4)	7,373

Net income	$11,243	$4,167	$(1,782)		$13,628

Pro forma earnings per share
Basic	$1.35				$1.63
Diluted	$1.33				$1.61

Pro forma basic weighted average number of shares outstanding	8,355				8,355
Pro forma diluted weighted average number of shares outstanding	8,463				8,463

See accompanying notes to unaudited pro forma combined financial statements.

Unaudited Pro Forma Balance Sheet
(Amounts in thousands)

		Junkfood			Pro Forma
	Delta Apparel	Clothing	Pro Forma		Combined
	July 2, 2005	June 30, 2005	Adjustments		July 2, 2005
Assets

Current assets:
Cash	$298	$27	$(27)	(5)	$298
Accounts receivable	36,611	6,186	—		42,797
Inventories	99,026	2,198	205	(6)	101,429
Prepaid expenses and other current assets	3,220	77	—		3,297

Total current assets	139,155	8,488	178		147,821

Property, plant and equipment, net	19,950	290	(54)	(5)	20,186
Goodwill and other intangibles	—	—	19,877	(6)	19,877
Other assets	409	26	—		435

	$159,514	$8,804	$20,001		$188,319

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable and accrued liabilities	$37,180	$5,819	$267	(7)	$43,266
Current portion of long-term debt and other borrowings	15,065	—	(12,882)	(7)	2,183

Total current liabilities	52,245	5,819	(833)		45,449

Long-term debt	17,236	110	35,601	(7)	52,837
Other liabilities	3,569	86	(86)	(5)	3,569

Total liabilities	73,050	6,015	22,790		101,855

Stockholders’ equity:
Common stock	96	100	(100)	(8)	96
Stockholder Draw	—	(1,028)	1,028	(9)	—
Additional paid-in capital	53,867	—	—		53,867
Retained earnings	39,106	3,717	(3,717)	(10)	39,106
Treasury stock	(6,605)	—	—		(6,605)

Total stockholders’ equity	86,464	2,789	(2,789)		86,464

	$159,514	$8,804	$20,001		$188,319

See accompanying notes to unaudited pro forma combined financial statements.
NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
Year Ended July 2, 2005 Unaudited Pro Forma Combined Statement of Income
(1)	Reflects an adjustment of approximately $64 thousand to cost of sales, resulting from the sale of goods that had been written up to fair market value in purchase accounting.
(2)	Reflects an adjustment of approximately $0.7 million to lower the prior officer salaries to the new salary amount pursuant to the Employment Agreements and a reduction of approximately $0.2 million in officer expenses that will not be included in the operations of the new company. Also reflects approximately $0.2 million increase in administrative cost as a result of management incentive expense pursuant to Delta Apparel management incentive programs.
(3)	Reflects an adjustment to interest expense to give effect to the purchase related borrowings under the revolving credit facility and the seller notes.

(4)	Reflects an adjustment of the historical taxes and the tax effects of the pro forma adjustments to the statutory rate of 38.5%.
Unaudited Pro Forma Combined Balance Sheet as of July 2, 2005
(5)	Delta Apparel, Inc. acquired substantially all of the assets of Liquid Blaino Designs, Inc. d/b/a Junkfood Clothing. However, certain assets were not acquired, including cash, automobiles and debt. Adjustment to reflect $27 thousand of cash, $54 thousand of automobiles and $86 thousand of lease payable related to the automobile that was not acquired in the acquisition.
(6)	The acquisition of Liquid Blaino Designs, Inc. d/b/a Junkfood Clothing will be accounted for by the purchase method of accounting, pursuant to which the acquisition consideration is allocated among the acquired tangible assets and assumed liabilities in accordance with their estimated fair values on the date of acquisition. The acquisition consideration and estimated allocation will result in an approximate $0.2 million write-up of inventory and approximately $19.9 million in goodwill and other intangibles as compared to Liquid Blaino Design’s historical book value.
(7)	To reflect the elimination of Liquid Blaino Design’s long-term debt of $0.1 million, reflect $2.5 million in new seller debt pursuant to the Employment Agreements, reflect $20 million of borrowings under the amended revolving credit facility entered into simultaneously with the acquisition of Liquid Blaino Designs, Inc., reflect a reduction of selling price by approximately $0.1 million pursuant to the net working capital adjustment, and reflect approximately $0.6 million in transaction costs associated with the acquisition. In addition, reflects the reclassification of the Soffe revolving credit facility from current to non-current, pursuant to the amended revolving credit facility entered into simultaneously with the acquisition of Liquid Blaino Designs, Inc.
(8)	To eliminate Liquid Blaino Designs, Inc.’s common stock.

(9)	To eliminate Liquid Blaino Designs, Inc.’s stockholder draw.

(10)	To eliminate the retained earnings of Liquid Blaino Designs, Inc.